ASSIGNMENT OF PURCHASE AGREEMENT

      THIS ASSIGNMENT made and entered into this 12th day of November 2003, by and between AEI FUND MANAGEMENT, INC., a Minnesota corporation, ("Assignor") and AEI INCOME & GROWTH FUND 24 LLC, a Delaware limited liability company ("Assignee");

     WITNESSETH, that:

     WHEREAS, as executed by Specialty Restaurant Group, LLC and notarized on October 28, 2003 and AEI Fund Management, Inc. and notarized on November 6, 2003, Assignor entered into a Purchase Agreement, and as may be further amended ("the Agreement") for that certain property located at 2318 North Salisbury Boulevard, Salisbury, MD (the "Property") with Specialty Restaurant Group, LLC, as Seller; and

      WHEREAS, Assignor desires to assign an undivided one hundred percent (100.0%) of its rights, title and interest in, to and under the Agreement to Assignee as hereinafter provided;

      NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Agreement to Assignee, to have and to hold the same unto the Assignee, its successors and assigns;

     2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement.

All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

AEI FUND MANAGEMENT, INC.
("Assignor")

By:  /s/ Robert P Johnson
         Robert P. Johnson, its President

AEI INCOME & GROWTH FUND 24 LLC ("Assignee")

BY: AEI FUND MANAGEMENT XXI, INC.

By: /s/ Robert P Johnson
        Robert P. Johnson, its President




                     PURCHASE AGREEMENT


                     Salisbury, Maryland


      This Purchase Agreement (the "Agreement") entered into and effective as of the day of October 2003, by and between Specialty Restaurant Group, LLC (the "Seller") and AEI Fund Management, Inc., a Minnesota corporation, or its assigns (the "Buyer").

1. Property. Seller holds an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Parcel"). Seller wishes to sell and Buyer wishes to purchase the Parcel and all improvements thereon (the "Improvements") on the Parcel (the Parcel and the Improvements collectively, the "Property").

2. Closing Date. The closing date on the Buyer's purchase of the Property (the "Closing Date"). shall be the date on which the Seller shall have sold substantially all of its "Tia's Tex and Mex" restaurants to Tia's Restaurant, Inc., pursuant to the terms of that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of October 10, 2003 entered into by and among Specialty Restaurant Group, LLC and SRG-1, LLC, as Sellers thereunder, and Tia's Restaurant, Inc. as Buyer thereunder.

3. Purchase Price. The purchase price for the Property is $2,000,000 (the "Purchase Price"). If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with Lawyer's Title Insurance Company (the "Closing Agent") on or before the Closing Date.

     Within five (5) business days of full execution of this Agreement, Buyer will deposit $ 0 (the "Earnest Money") in an escrow account with the Closing Agent. The Earnest Money will be credited against the Purchase Price paid by Buyer at closing when and if the transaction contemplated herein closes and the sale is completed.

     The balance of the Purchase Price, $2,000,000, is to be deposited by Buyer into an escrow account with the Closing
Agent on or before the Closing Date.

4. Escrow. Escrow shall be opened by Seller with the Closing Agent upon execution of this Agreement. A copy of this Agreement will be delivered to the Closing Agent by Seller and will serve as escrow instructions together with any additional instructions required by Seller and/or Buyer or their respective counsels. Seller and Buyer agree to cooperate with the Closing Agent and sign any additional instructions, agreements or indemnifications reasonably required by the Closing Agent to open or close escrow.

5. Title. Buyer shall obtain a commitment for an ALTA Owner's Policy of Title Insurance (ALTA owner-most recent edition) issued by a nationally recognized title insurance company acceptable to Buyer (the "Title Company"), insuring marketable title in the Property, subject only to such matters as Buyer may approve and contain such endorsements as Buyer may require, including extended coverage and owner's comprehensive coverage (the "Title Commitment"). The Title Commitment shall show Seller as the present fee owner of the Property and show Buyer as the fee owner to be insured. The Title Commitment shall also include an itemization of all outstanding and pending special assessments and an itemization of taxes affecting the Property and the tax year to which they relate, shall state whether taxes are current and if not, show the amounts unpaid, the tax parcel identification numbers and whether the tax parcel includes property other than the Property to be purchased. All easements, restrictions, documents and other items affecting title shall be listed in Schedule "B" of the Title Commitment. Copies of all instruments creating such exceptions must be attached to the Title Commitment.

      Buyer shall be allowed Five (5) business days after receipt of the Title Commitment and copies of all underlying documents or until the end of the Contingency Period, whichever is later to be consistent with Article 6.01 hereof, for examination and the making of any objections thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed thirty (30) days to cure such objections or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to obtain insurable title within said thirty (30) day period, this Agreement shall be null and void and of no further force and effect and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.

      The Buyer shall also have Five (5) business days to review and approve any easement, lien, hypothecation or other encumbrance placed of record affecting the Property after the date of the Title Commitment. If necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have Five (5) business days to review any such items. Such Five (5) business day review period shall commence on the date the Buyer is provided with a legible copy of the instrument creating such exception to title. The Seller agrees to inform the Buyer of any item executed by the Seller placed of record affecting the
Property after the date of the Title Commitment. If any objections are so made, the Seller shall be allowed thirty
(30) days to cure such objections or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to obtain insurable title within said thirty (30) day period, this Agreement shall be null and void and of no further force and effect and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.

6.   Due Diligence and Contingency Period.

6.01 Due Diligence Documents and Contingency Period. Buyer shall have until the end of the business day on October 8, 2003 (the "Contingency Period") to obtain such Due Diligence Documents it may desire and to conduct all of its inspections, due diligence and review to satisfy itself regarding each item, the Property and this transaction.

     After receipt and review of the Due Diligence Documents or after Buyer's inspection of the Property, Buyer may cancel this Agreement for any reason in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent prior to the end of the Contingency Period, in which event the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder. Such notice shall be deemed effective upon receipt by Seller.

     6.02 Form of Closing Documents. Prior to the end of the Contingency Period, Seller and Buyer shall agree on the form of the following documents to be delivered to Buyer on the Closing Date by Seller as set forth in this document:

          (a)  General warranty deed;

          (b) Seller's Affidavit for the benefit of the Title Company, in form sufficient for the Title Company to insure title to the Property in the form required under Article 12(a)(4) hereof, with so called "gap" coverage;

          (c)  FIRPTA Affidavit; and

In the event that Seller and Buyer do not reach mutual agreement on the form of the above described documents (a) through (d) prior to the end of the Contingency Period, this Agreement may be terminated by either Seller or Buyer by such party notifying the other of such election to terminate on or prior to the expiration of the Contingency Period, in which event the Earnest Money shall be returned in full to the Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.

       It shall be a condition precedent to Buyer's obligations to close hereunder that there have been no material changes in any of the information reflected in the Due Diligence Documents after the date of such document and prior to closing.

      Until this Agreement is terminated or the Closing has occurred, the Seller shall deliver to the Buyer any documentation that comes in the Seller's possession that modifies any of the Due Diligence Documents or could render any of the Due Diligence Documents materially inaccurate, incomplete or invalid. The Buyer shall, in any event, have five (5) business days before the Closing Date to review any such document and, if necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have five (5) business days to review any such document or documents.

7.    Closing  Costs.   Closing  costs  shall  be  allocated
between  the  parties  as set forth in  the  Asset  Purchase
Agreement.

8. Real Estate Taxes and Assessments. Seller represents to Buyer that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable on or before the Closing Date have been or will be paid in full as of the Closing Date. It is understood between Seller and Buyer that all unpaid levied and pending special assessments are paid by the Seller and shall be the responsibility of the Seller.

     9. Prorations. The Buyer and the Seller, as of the Closing Date, shall prorate the following items as set forth in the Asset Purchase Agreement: (ii) ad valorem taxes, personal property taxes, charges or assignments affecting the Property (on a calendar year basis), (iii) utility charges, including charges for water, gas, electricity, and sewer, if any, (iv) other expenses relating to the Property which have accrued but not paid as of the Closing Date, based upon the most current ascertainable tax bill and other relevant billing information, including any charges arising under any of the encumbrances to the Property. To the extent that information for any such proration is not available on the Closing Date or if the actual amount of such taxes, charges or expenses differs from the amount used in the prorations at closing, then the parties shall make any adjustments necessary so that the prorations at closing are adjusted based upon the actual amount of such taxes, charges or expenses. The parties agree to make such reprorations as soon as possible after the actual amount of real estate taxes, charges or expenses prorated at closing becomes available.

10.    Seller's  Representations  and  Warranties.    Seller
represents and warrants as of this date and to the best of Seller's knowledge after due inquiry that:

          (a) Except for this Agreement it is not aware of any other agreements or leases with respect to the Property, other than those matters that are disclosed in the title commitment to be obtained by the Buyer;

          (b) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder, or shall obtain the same by the Closing Date;

          (c) It does not have any actions or proceedings pending, which would materially affect the Property except matters fully covered by insurance;

          (d) The consummation of the transactions contemplated hereunder, and the performance of this Agreement and the delivery of the warranty deed to Buyer, will not result in any breach of, or constitute a default under, any instrument to which Seller is a party or by which Seller may be bound or affected;

          (e) All of Seller's covenants, agreements, and representations made herein, and in any and all documents which may be delivered pursuant hereto, shall survive the delivery to AEI of the warranty deed and other documents furnished in accordance with this Agreement, and the provision hereof shall continue to inure to Buyer's benefit and its successors and assigns;

          (f)  The    Property   is   in   good   condition,
               substantially undamaged by fire and other hazards, and has not been made the subject of any condemnation proceeding;

          (g) Seller has received no written notice that the use and operation of the Property is not in material compliance with applicable local, state and federal laws, ordinances, regulations and requirements;

          (h) Seller has not received written notice that the Property currently is in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions, on, under or about the Property, including, but not limited to, soil and groundwater conditions. Seller has not received written notice that there is any existing proceeding or inquiry by any governmental authority with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from or to other property; and

          (i)  These Seller's representations and warranties
               shall be deemed to be true and correct as  of
               the   Closing  Date  and  shall  survive  the
               closing.

11.    Buyer's   Representations  and   Warranties.    Buyer
represents and warrants to Seller that:

          (a) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

          (b) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder will violate or be in conflict with any agreement or instrument to which Buyer is a party or by which Buyer is bound; and

          (c) These Buyer's representations and warranties deemed to be true and correct as of the Closing Date and shall survive the closing.

12.  Closing.

          (a) Three (3) days prior to the Closing Date, with simultaneous copy to Buyer, Seller will deposit into escrow with the Closing Agent the following documents on or before the Closing Date (collectively, the "Closing Documents"):

               (1) A general warranty deed conveying insurable title to the Property to Buyer, in form and substance as agreed to between Seller and Buyer during the Contingency Period;

                (2) Affidavit   of  Seller,  in   form   and
                    substance as provided in Article 6.02(b) hereof;

               (3) FIRPTA Affidavit, in form and substance as agreed to between Seller and Buyer during the Contingency Period;

               (4) Assignments of all warranties, if any (and the written consents of the assignments thereof by the party giving the warranty, if available), from the party or parties constructing the Improvements on the Property.

               (5)  Copy    of   the   final   unconditional
                    Certificate   of   Occupancy   for   the
                    Property authorizing use and occupancy of the Property;

               (6) Copies of any and all certificates, permits, licenses and other authorizations of any governmental body or authority which are necessary to permit the use and occupancy of the Improvements.

          (b) On or before the Closing Date, Buyer will deposit the Purchase Price, subject to adjustment as provided herein (the "Escrowed Purchase Price"), with the Closing Agent;

          (c) Both parties will sign and deliver to the Closing Agent any other documents reasonably required by the Closing Agent and/or the Title Company., which shall include, without limitation, a closing statement for this transaction (the "Closing Statement");

          (d) On the Closing Date, Closing Agent will deliver the Closing Documents to Buyer, and Closing Agent will deliver the Escrowed
               Purchase Price, less amounts to be remitted by Closing Agent as provided in the Closing Statement, to Seller.

13. Termination. This Agreement may be terminated prior to closing at Buyer's option (and the Earnest Money returned to Buyer in full immediately) in the event of any of the following occurrences:

          (a) Seller fails to materially comply with any of the terms hereof, or this Agreement proves to be untrue, substantially false or misleading in any material respect as of the Closing Date;

          (b) There has been a material adverse change in the financial condition of Seller or the proposed tenant of the Property or there shall be a material action, suit or proceeding pending or threatened against Seller, which, in either such case, materially and adversely affects Seller's ability to perform under this Agreement;

          (c)  Any  bankruptcy, reorganization,  insolvency,
               withdrawal,   or   similar   proceeding    is
               instituted by or against Seller;

          (d) Seller shall be dissolved, liquidated or wound up; and

           (e) Notice given by Buyer pursuant to any right of termination herein.

     In the event of termination as described above, neither party shall have any further duties or obligations to the other hereunder.

14. Damages, Destruction and Eminent Domain. Seller acknowledges that, as of the Closing Date, Buyer shall be leasing the Property to Tia's Maryland, LLC (the "Lessee"), pursuant to the terms of a certain Net Lease Agreement being entered into between Buyer (or an affiliate thereof) and Lessee (the "Lease"). If, prior to the Closing Date, the Property, or any part thereof, should be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement, which destruction or damage delays commencement of the Lease beyond the Closing Date or delays payment of rent by Lessee under the Lease or renders the Lease invalid (unless any such delay or invalidation of the Lease is waived in writing by Lessee), this Agreement shall become null and void, at Buyer's option, exercised by written notice to Seller within ten (10) business days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (a) all contingencies hereof have been satisfied, or waived; and (b) any period provided for above for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title and interest in and to all insurance proceeds resulting form said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of the Lessee.

     If prior to closing, the Property, or any part thereof, is taken by eminent domain, which taking delays commencement of the Lease beyond the Closing Date or delays payment of rent by the Lessee under the Lease or renders the Lease invalid (unless any such delay or invalidation of the Lease is waived in writing by Lessee), this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price and Seller shall assign to Buyer all the Seller's right, title and interest in and to any award made, or to be made, in the condemnation proceeding, subject to the rights of the Lessee.

     In the event that this Agreement is terminated by Buyer as provided above, the Earnest Money shall be returned to Buyer immediately after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof. In the event of termination as described above, neither party shall have any further duties or obligations to the other hereunder.

15. Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

If to Seller:

     Specialty Restaurant Group, LLC
     150 West Church Avenue
     Maryville, TN  37801

     With copy to:

     J. Christopher Kirk, Esq.
     McCampbell & Young, PC
     PO Box 550
     Knoxville, TN 37901



If to Buyer:
          AEI Fund Management, Inc.
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, Minnesota 55101
          Phone No.: (612) 227-7333

      Notice shall be deemed received 48 hours after proper deposit in U.S. Mail, or 24 hours after proper deposit with a nationally recognized overnight courier. Copies of all notices from Buyer or Seller to the other party shall simultaneously be sent to Lessee at the address provided above.

16.  Miscellaneous.

          a. This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement, the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreement or understandings. Exhibits attached to this
               Agreement   are   incorporated   into    this
               Agreement.

          b. If the transaction contemplated hereunder does not close by the Closing Date or if the Asset Purchase Agreement fails to close by the Closing Date or if any of the related real property transactions fails to close by the Closing Date this agreement shall terminate and the Earnest Money shall be returned to the Buyer.

          c.   This  Agreement shall be assignable by Buyer,
               at  its option, in whole or in part, in  such
               manner   as  Buyer  may  determine,   to   an
               affiliate of affiliates of Buyer.

          d. The Buyer and Seller each warrant to the other that there is no claim for a commission, except in as much as Seller may be paying Houlihan, Lokey, Howard and Zukin a fee with regard to Seller's transaction with Maplewood Management, Inc..

      Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has until November 5, 2003 within which time to accept this offer by signing and returning this Agreement to Buyer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Seller, Buyer and their respective successors and assigns.

                  [Signature page follows]
     IN WITNESS WHEREOF, Seller and Buyer have executed this
Agreement effective as of the day and year above first written.


SELLER:

     Specialty Restaurant Group, LLC

     By: /s/ James H CarMichael
             James H CarMichael, President




STATE OF TN)
                  ) ss.
COUNTY OF Blount)

      On this 28 day of October, 2003, before me, the undersigned, a Notary Public in and for said State, personally appeared James H CarMichael, personally known to me to be the person who executed the within instrument as the President of Speciality Restaurant Group LLC, a Delaware limited liability company, on behalf of said limited liability company.
                              /s/ Tamatha S Duncan
                                   Notary Public

BUYER:

AEI FUND MANAGEMENT, INC.

By:/s/ Robert P Johnson
       Robert P. Johnson, its President

STATE OF MINNESOTA)
                      ) ss.
COUNTY OF RAMSEY   )

      On this 6 day of November, 2003, before me, the undersigned, a Notary Public in and for said State, personally Robert P. Johnson, personally known to me to be the person who executed the within instrument as the President of AEI Fund Management, Inc., a Minnesota corporation, on behalf of said corporation.


                              /s/ Michael B Daugherty
                                    Notary Public

[notary seal]


                         EXHIBIT "A"

                      LEGAL DESCRIPTION


BEING KNOWN AND DESIGNATED as all that property shown as Parcels Numbered Eight (8) and Nine (9) as shown on the Subdivision Plat for Salisbury-Springhill Limited
Partnership, situate in the City of Salisbury, Parsons Election District, Wicomico County, the aforesaid Plat being prepared by Peter E Lowenstein & Associates, Inc., dated January, 1991, revised May, 1993, and recorded among the Land Records of Wicomico county, Maryland in Plat Cabinet M.S.B. No. 8, folio 75-298 through 75-300 and 76-301 throgh 76-303, inclusive.

TOGETHER WITH AND SUBJECT TO the easements, rights and benefits contained in that certain Construction, Operation and Reciprocal Easement Agreement dated August 15, 1995 and recorded among the Land Records of Wicomico County in Liber 1450, folio 480.

The Easement Parcel being more particularly described as follows:

Parcel 1, Parcel 4 through 6, inclusive, Parcels B through F, inclusive, all as more particularly described and depicted on that certain Plat of Subdivision entitled "Subdivision Plat for Salisbury-Springhill Limited Partnership" prepared by Peter E Lowenstein & Associates, Inc., dated January 1991, last revised May, 1993 and recorded among the Land Records of Wicomico County, Maryland in Plat Cabinet MSB No. 8, folio 75-298.

BEING the same property described in a Deed dated November 16, 2000 and recorded among the Land Records of Wicomico County in Liber 1782, folio 735 from Ruby Tuesday, Inc., a Georgia corporation, successor by name change to Ruby Tuesday (Georgia), Inc., a Georgia corporation, successor by merger to Morrison Restaurants, Inc., a Delaware corporation.